Exhibit 3.6

Filed in the Office of	Record Number C2925-1996
FVAguilar (signature)	Filing Number F202610162103
Secretary of State State Of Nevada	Filed On 10/16/2026 01:52 PM
	Number of Pages 6

FRANCISCO V. AGUILAR
NEVADA
SECRETARY of STATE

401 North Carson Street Carson City, Nevada 89701-4201
(775) 684-5708

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955

☐ Certificate of Designation
× Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: INTEGRAL TECHNOLOGIES, INC. Entity or Nevada Business Identification Number (NVID): NV19961079138
2. Effective Date and Time: (Optional)	Certificate of Designation or Amendment to Designation Only Date: Time: Effective date is not to exceed 90 days of the filing date of this form. If left blank, this form will be effective upon filing with the SOS. If you select a later effective date but the effective time is left blank, the effective time will be at 12:01 Pacific time on the specified date.
3. Class or Series of Stock Being Designated or Amended:	Enter the name of the class or series of stock being designated or amended: Series D Convertible Preferred Stock Enter the number of shares being designated:
4. Stock Class or Series Amendment:	× **Certificate of Amendment to Designation - Before Issuance of Class or Series** As of the date of this certificate, no shares of this class or series of stock has been issued.
	☐ **Certificate of Amendment to Designation - After Issuance of Class or Series** Unless the governing documents say otherwise, the board may amend a class or series of stock only with required stockholder approval. Stockholders holding a majority of the voting power must approve the amendment, unless a higher percentage is required. Approval must include: • Shareholders of the stock being changed • Shareholders of any stock with a higher payout priority if the company dissolves, even if those shareholders normally do not have voting rights. **Class or Series Name After Amendment:** Enter "N/A" if the name is not changing. Number of Shares After Amendment:

You must include the filing fee with this form. The filing fee is $175.00.

Docusign Envelope ID: 7783BAA2-3A5D-816E-813A-B34F12CAA64D

NEVADA SECRETARY of STATE

401 North Carson Street Carson City, Nevada 89701-4201
(775) 684-5708

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

Certificate of Designation

Certificate of Amendment to Designation - Before Issuance of Class or Series

Certificate of Amendment to Designation - After Issuance of Class or Series

Certificate of Withdrawal of Certificate of Designation

5. Resolution: Complete for Certificate of Designation and Amendment to Designation	Pursuant to the articles of incorporation and by resolution of the board of directors, this certificate establishes or amends the voting powers, designations, preferences, limitations, restrictions, and relative rights of the class or series of stock described below. Amendments to the following sections in the Certificate of Designation of Rights and Preferences of Series D Convertible Preferred Stock: Section 3(d), Section 6(a), Section 10(f), Section 13, Section 20 and Section 30. Attach additional page(s) if necessary.
6. Withdrawal: Pursuant to 78.1955(6)	Designation being withdrawn: Date of designation: As of the date of this filing, no shares of this class or series of stock has been issued for the above certificate of designation. This certificate authorized the withdrawal of the designation by resolution of the board of directors described below: Attach additional page(s) if necessary.
7. Signature: (Required)	**Declaration under penalty of perjury:** The organization acknowledges that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing with the Office of the Secretary of State. This form must be signed by an officer of the corporation (a natural person, not an entity). Douglas — Print First Name; Bathauer — Print Last Name; CEO — Print Title DocuSigned by: X DOUG BATHAUER Signature of Officer October 16, 2026 | 11:56:43 AM CDT Date

You must pay the appropriate fee of $175.00 with this filing.

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF DESIGNATIONS OF RIGHTS AN PREFERENCES OF
INTEGRAL TECHNOLOGIES, INC.
SERIES D CONVERTIBLE PREFERRED STOCK

Integral Technologies, Inc. (the "Corporation"), a corporation organized and existing under the Revised Statutes of the State of Nevada (the "Nevada Revised Statutes"), the undersigned officer of the Corporation hereby certifies as follows:

1. **Authority**. Pursuant to NRS 78.1955 and Article IV of the Articles of Incorporation of the Corporation, as amended (the "Articles of Incorporation"), the Board of Directors of the Corporation (the "Board"), by unanimous written consent dated as of October 15 2026, adopted resolutions approving this Certificate of Amendment and the amendments to the Certificate of Designation set forth herein.

2. **No Shares Issued**. As of the date of filing of this Certificate of Amendment, no shares of the Series D Convertible Preferred Stock have been issued.

3. **Amendments**. The Certificate of Designation is hereby amended as follows:

   (1) Section 3(d) – First Sentence. The first sentence of Section 3(d) (Limitation on Beneficial Ownership) is amended to read in its entirety as follows:

   "The Corporation shall not effect the conversion of any of the Preferred Shares held by a Holder (other than an Exempt Holder), and such Holder shall not have the right to convert any of the Preferred Shares held by such Holder pursuant to the terms and conditions of this Certificate of Designation and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the "Maximum Percentage") of the shares of Common Stock outstanding immediately after giving effect to such conversion."

   (2) Section 3(d) – Last Sentence. The last sentence of Section 3(d) is amended, and two new sentences are added immediately thereafter, to read in their entirety as follows:

   "The limitation contained in this paragraph may not be waived and shall apply to a successor holder of such Preferred Shares that is not itself an Exempt Holder. Notwithstanding anything to the contrary contained in this Certificate of Designation (including Section 20), the limitations set forth in this Section 3(d) shall not apply to any Exempt Holder, and no Exempt Holder shall be subject to the Maximum Percentage for any purpose under this Certificate of Designation, including, without limitation, for purposes of Sections 3(a), 3(c)(iv), 3(e), 6(a), 8 and 13 and clause (iv) of the definition of "Equity Conditions" in Section 30. The exemption of Exempt Holders set forth in this Section 3(d) is personal to each Exempt Holder and shall not inure to the benefit of any transferee or assignee of Preferred Shares that is not itself an Exempt Holder."

(3) Section 6(a) – Purchase Rights. The proviso in Section 6(a) is amended by inserting the words "other than with respect to an Exempt Holder," immediately after "provided, however," so that the opening of such proviso reads:

"…; provided, however, other than with respect to an Exempt Holder, to the extent that such Holder's right to participate in any such Purchase Right would result in such Holder and the other Attribution Parties exceeding the Maximum Percentage, …"

(4) Section 10(f) – Limitation on Voting Rights. The parenthetical in the first sentence of Section 10(f) is amended to read in its entirety as follows:

"(other than an Exempt Holder, or any Holder who is a director or officer of the Corporation)"

(5) Section 13 – Distribution of Assets. The proviso in Section 13 is amended by inserting the words ", other than with respect to an Exempt Holder," immediately after "provided, however, that" so that the opening of such proviso reads:

"(provided, however, that, other than with respect to an Exempt Holder, to the extent that such Holder's right to participate in any such Distribution would result in such Holder and the other Attribution Parties exceeding the Maximum Percentage, …"

(6) Section 20 – Failure or Indulgence Not Waiver. The last sentence of Section 20 is amended to read in its entirety as follows:

"Notwithstanding the foregoing, nothing contained in this Section 20 shall permit any waiver of any provision of Section 3(d).; provided, however, that the exemption of Exempt Holders from the limitations set forth in Section 3(d), as provided therein, shall not constitute or be deemed to be a waiver of Section 3(d)."

(7) Section 30 – "Attribution Parties." The definition of "Attribution Parties" is amended by adding the following sentence at the end thereof:

"Notwithstanding the foregoing, the Maximum Percentage shall not apply to any Exempt Holder; provided that nothing herein shall exempt from the Maximum Percentage any Holder that is not an Exempt Holder, and the beneficial ownership of an Exempt Holder shall continue to be aggregated with that of any other Holder of which such Exempt Holder is an Attribution Party."

(8) Section 30 – "Exempt Holder." Section 30 is amended by inserting the following new definition immediately after the definition of "Excluded Securities":

""Exempt Holder" means Dragonstone Metals Ltd. and its affiliates or members, in each case solely in its capacity as a Holder."

(9) Section 30 – "Maximum Percentage." The final proviso of the definition of "Maximum Percentage" is amended to read in its entirety as follows:

"; provided further that any increase or decrease shall apply only to such Holder and the other Attribution Parties and not to any other Holder that is not an Attribution Party of such Holder.; and provided further that the Maximum Percentage shall not apply to any Exempt Holder."

4. **No Other Changes**. Except as expressly amended hereby, the Certificate of Designation remains unchanged and in full force and effect. Capitalized terms used but not defined herein have the meanings given to them in the Certificate of Designation.

5. **Effective Date**. This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Nevada.

6. These Articles of Amendment to the Certificate of Designation of Rights and Preferences of Series D Convertible Preferred Stock to the Articles of Incorporation were duly adopted and approved by the Board of Directors and shareholders of the Corporation on the 15th day of October, 2026 in accordance with Sections 78.385 and 78.390 of the Nevada Revised Statutes.

Signature page immediately follows

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on October 15th, 2026. The undersigned declares, under penalty of perjury, that the foregoing is true and correct.

INTEGRAL TECHNOLOGIES, INC.

By: DocuSigned by: DOUG BATHAUER

Name: Douglas Bathauer

Title: Chief Executive Officer